Independent Auditors' Consent

The Board of Directors
Valley National Bancorp:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 1999 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Valley National Bancorp incorporated by reference herein and to the incorporation by reference in this Registration Statement of our report dated June 5, 1998 relating to the statements of net assets available for benefits of the Valley National Bank Employee Savings and Investment Plan as of December 31, 1997 and 1996 and the related statements of changes in net assets available for benefits (with fund information) for the year ended December 31, 1997 and the period April 1, 1996 to December 31, 1996, which report appears in the December 31, 1997 Annual Report on Form 11-K incorporated by reference herein.


KPMG LLP
Short Hills, New Jersey
May 3, 1999